Exhibit 99.01

Press Release
www.shire.com

Correction - Director/PDMR Shareholding

August 20, 2010 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that on August 19, 2010, it was notified by Mr Angus Russell, Chief Executive Officer of the Company, of the sale, on the same day, of 32,764 Shire ordinary shares of 5p each (“Shares”) at a sale price of £14.53.

Following the above transaction, Mr Russell holds 139,333 Shares. He also holds options over 69,213 Shares and awards of Stock Appreciation Rights, Performance Shares and Restricted Shares over 940,104 Shares and 186,985 American Depositary Shares (“ADSs”). One ADS is equal to three Shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations

Eric Rojas	erojas@shire.com	+1 781 482 0999

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX